Exhibit 10.16

FIRST AMENDMENT TO CONFIDENTIAL CONSULTING AGREEMENT

This first amendment (the “First Amendment”) to the Confidential Consulting Agreement dated July 15, 2021 (the “Agreement”) by and between the parties hereto, is executed as of the date shown on the signature page (the “Effective Date”), by and between FLG Partners, LLC, a California limited liability company (“FLG”), and Nxt-ID Inc., a Delaware corporation. (“Client” or “Company”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement

RECITALS

WHEREAS, the parties hereto wish to amend the Agreement;

WHEREAS, Client wishes to retain FLG to provide and FLG wishes to provide such services to Client on the terms set forth herein; and

WHEREAS, FLG has been continuously retained by Client since July 15, 2021; and

WHEREAS, the parties hereto wish to amend the terms of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.	Description of Services. Exhibit A, paragraph 1, is appended to include “FLG Member will not be described in public filings, Client press releases, or Client’s website as ‘interim’, ‘temporary’, or in similar language.”

2.	Term. The term of the Agreement is hereby made annual with one year renewals if mutually agreed upon and terminable by either party upon 60 days’ written notice to the other.

3.	Fee. $10,000 per week without regard to actual hours worked, invoiced biweekly; provided, however, that it is anticipated that the FLG Member shall ordinarily provide services to Client of no less than 20 hours per week. In addition, FLG Member may separately invoice Client for a $2,000 monthly administrative charge, payable to FLG Member directly.

4.	Other Compensation. 136,194 shares of Restricted Stock in Client (the “RS Award”). Twenty-five per cent (25%) of the RS Award shall vest on July 15, 2022, with subsequent vesting at the rate of 6.25% of the RS Award for each three- month period thereafter. (Fractional shares at vesting shall be rounded to the nearest whole share.) Upon termination of the Agreement, any unvested RS Award for the quarter in which termination occurs shall vest. Subject to compliance with applicable federal and state securities laws and regulations, 129,384 of the RS Award (95%) shall be issued in the name of FLG Member and 6,810 (5%) in the name of FLG. Prior to the termination of this Agreement and in the case of a Change in Control of Client, as defined below, the unvested portion of the RS Award will fully vest; provided, however, that FLG’s equity shall not be issued from the 2017 Stock Incentive Plan, but from the Company’s authorized and unissued or treasury shares.

5.	Change of Control. As used in this Agreement, a “Change in Control” shall mean any of the following events: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Company entitled to vote in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the Company and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or (2) a change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board within any 365 day period (and for this purpose, any individual whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board); or (3) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries or a sale or other disposition of substantially all of the assets of the Company or a material acquisition of assets or stock of another entity by the Company or any of its subsidiaries, (each, a “Business Combination”) if: (i) the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the company resulting from such Business Combination; or (ii) a Person beneficially owns, directly or indirectly, 35% or more of the then-outstanding shares of stock of the company resulting from such Business Combination; or (iii) members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the company resulting from such Business Combination; or (4) the approval by the shareholders (or in the case of (4)(i) the Bord) of the Company of: (i) a complete liquidation or dissolution of the Company; (ii) any merger/consolidation/recap in which Company not survivor; or (iii) upon the Company’s insolvency, general assignment for the benefit of creditors or the commencement by or against the Company of any action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of the Company’s debts under any law relating to bankruptcy, insolvency or reorganization, or relief of debtors, or seeking appointment of a receiver other similar official for the Company or for all or any substantial part of the Company’s assets.

FIRST AMENDMENT TO CONFIDENTIAL CONSULTING AGREEMENT

6.	Miscellaneous. All other terms and conditions of the Agreement remain unchanged. This First Amendment shall be incorporated in the Agreement as Exhibit B.

REMAINDER OF THIS PAGE LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CLIENT:		FLG:

Nxt-ID Inc.,		FLG Partners, LLC,

a Delaware corporation.		a California limited liability company.

By:	Chia-Lin Simmons	By:	Jeffrey S. Kuhn

Signed:	/s/ Chia-Lin Simmons	Signed:	/s/ Jeffrey S. Kuhn
Title:	CEO	Title:	Administrative Partner
Address:	2801 Diode Lane, Louisville, KY 40299	Effective Date:	February 15, 2022

Tel:	973-951-8911
Email:	Chia-Lin@nxt-id.com

Initial: Client ______FLG _______